May 11, 2016

STRICTLY CONFIDENTIAL

Mr. Paul G. Thomas
Chief Executive Officer
Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
Re:    Private Placement Engagement
Dear Mr. Thomas:
This letter will confirm our understanding that Roka Bioscience, Inc. (the “Company”) has engaged Roth Capital Partners, LLC (“ROTH”) as its exclusive placement agent (the “Agent”) in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

Section 1.
Engagement as Placement Agent. For a period of three (3) months following the date hereof (the “Engagement Period”), the Agent will serve as the Company’s exclusive placement agent with respect to the proposed private placement, on a best efforts basis of the Company’s equity or equity-linked securities (the “Private Placement”).

Section 2.
Compensation. Concurrently with the consummation of the Private Placement, the Company will pay ROTH, in cash, a fee equal to 8% of the gross proceeds received from the sale of securities in the Private Placement (the “Placement Agent Fee”), with the following exceptions: i) the cash fee for any investment made by the existing investors set forth in Exhibit II attached hereto shall be 1%; and, ii) the cash fee for the investors set forth in Exhibit III attached hereto shall be 4%.

In addition, ROTH shall receive standard 5-year warrants (the “Agent Warrants”) to purchase 8% of the securities sold to the investors NOT referenced in Exhibits II and III attached hereto. The Agent Warrants shall be exercisable at a price equal to 100% of the effective price paid by investors for the securities hereby, shall contain a “cashless exercise right” and shall have customary piggyback registration rights.

ROTH CAPITAL PARTNERS, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | 800.678.9147 | www.roth.com | Member SIPC/FINRA

Roka Biosciences, Inc.	May 11, 2016

Section 3.
Expenses. The Company shall reimburse ROTH for all its reasonable, documented expenses incurred in conjunction with the Private Placement, including costs of legal counsel, upon demand and whether or not a transaction is completed; provided that in no event shall such expenses exceed $50,000 in the aggregate. Upon execution of this Agreement, the Company will pay ROTH a refundable deposit of $25,000 to cover expenses.

Section 4.
Termination. This Agreement will terminate at the end of the Engagement Period, provided, however, that the provisions of Section 3 through Section 11 (including Exhibit I attached hereto) shall survive termination of this Agreement.

Section 5:
Fee Tail. Notwithstanding any termination under Section 4, other than by ROTH, the Agent shall be entitled to a Placement Agent’s Fee, calculated in the manner provided in Section 2, with respect to any sale of the Company’s securities to all parties introduced to the Company by Roth, to the extent that such offering is consummated or an agreement for sale of securities is entered into prior to November 30, 2016. Roth shall supply the Company with a list of investors covered by this Section 5 upon termination or completion of the Private Placement.

Section 6.
Disclosure Materials; Representations and Warranties. The Company hereby authorizes the Agent to transmit to the pre-approved prospective investor(s), copies of the Company’s most recent filings with the Securities and Exchange Commission, together with (if the Agent request the same) summary materials prepared by the Company (the “Disclosure Materials”). The Company represents and warrants that the Disclosure Materials (i) will be prepared by the management of the Company, and (ii) will not, to the best of its actual knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise the Agent promptly of the occurrence of any event or any other change known to the Company which results in the Disclosure Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

The Company agrees that, if the Private Placement is consummated, it will enter into customary agreements in such forms as may be mutually agreeable to the Company and the investor(s) in the Private Placement, including but not limited to standard agreements to register the securities offered hereby, if requested by the investor(s).
The Company further agrees that the Agent may rely upon, and shall be a third party beneficiary of, the representations and warranties set forth in any agreements with investors in the Private Placement, as well as any legal opinions provided to investor(s).

Roka Biosciences, Inc.	May 11, 2016

Nothing contained herein shall obligate the Company to consummate the Private Placement, and the Company shall have the right, in its sole discretion, to reject any or all offers.

Section 7.	Indemnification. The Company agrees to indemnify each of the Agent and its affiliates as set forth in Exhibit I attached hereto.

Section 8.
No Limitations. Nothing in this Agreement shall be construed to limit the ability of either of the Agent or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 9.
Miscellaneous. This Agreement shall be binding on and inure to the benefit of the Company, the Agent, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I hereto, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Agent is an independent contractor, and any duties of the Agent arising out of its engagement hereunder shall be owed solely to the Company or, where applicable, to the Board of Directors or a special committee thereof. Any advice provided to the Company or the Board of Directors (or a special committee thereof) is solely for the benefit of the Company and may not be used, reproduced, disseminated, quoted or referred to, without such Agent’s prior written consent. If the Private Placement is consummated, the Agent may, at its expense, place an announcement in such newspapers and periodicals as it may desire, subject to the prior written approval of the Company as to the content thereof.

Section 10.
Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Roka Biosciences, Inc.	May 11, 2016

Section 11.
Allocation of Fees and Costs. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

Section 12.
Other Services. Provided a private placement is consummated under this Agreement, if during the 18 months following the consummation of the Private Placement, the Company decides to, (i) pursue any offering not contemplated hereby, or (ii) pursue any public offering of equity, equity linked, or debt securities (each, a “Financing”), then the Company shall offer ROTH the right to act as the lead placement agent or lead underwriter, as applicable, for such Financing, in each case under a separate agreement containing terms and conditions customary for ROTH and mutually agreed upon by the Company and ROTH.

Section 13.    Compliance with Law.

(a)    The Company hereby represents, warrants and covenants to the Agent as follows:

(i)    The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body required in connection with the Private Placement or the Registration (as defined below), including, without limitation, those associated with sales pursuant to Rule 506(b) and state securities or “blue sky” laws.

(ii)    To the Company’s Knowledge, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Private Placement, any beneficial owner of 20% or more of the Company’s outstanding voting securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity (each, an “Issuer Covered Person,” and together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) of the 1933 Act. The Company will exercise reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company will comply, to the extent applicable, with its disclosure obligations under Rule 506(e) of the 1933 Act, and will furnish to Roth a copy of any disclosures provided thereunder.

(iii)    The Company is not aware of any person, and will not engage any person, (other than the Agent) that has been or will be paid (directly or indirectly) remuneration for the solicitation of purchasers in connection with the sale of the securities.

(iv)    During the Engagement Period, the Company will notify the Agent in writing, prior to any closing of a Private Placement of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to an Issuer Covered Person.

(v)    The Company will file a Form D with the Securities Exchange Commission within the time period required by Rule 503 of the 1933 Act, if required by applicable law.

Roka Biosciences, Inc.	May 11, 2016

(b)    The Agent hereby represents and covenants to the Company as follows:

(i)    It has not taken, and will not take, any action, directly or indirectly, that may cause the Private Placement to fail to be entitled to exemption from registration under Rule 506(b), or applicable state securities or “blue sky” laws.

(ii)    Neither it, nor any of its directors, executive officers, general partners, managing members or other officers participating in the Placement (each an “Agent Covered Person,” and, together, “Agent Covered Persons”), is subject to any Disqualification Event except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the 1933 Act and (ii) a description of which has been furnished in writing to the Company or, in the case of a Disqualification Event occurring after the date hereof, prior to the date of any offering of securities.

(iii)    It is not aware of any person (other than the Agent) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the securities. It will notify the Company, prior to the closing of the Private Placement, of any agreement entered into between it and such person in connection with such sale.

(iv)    It will notify the Company in writing, prior to the closing of the Private Placement of (i) any Disqualification Event relating to any of its Agent Covered Persons not previously disclosed to the Company in accordance with (a) above, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any of its Agent Covered Persons.

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Roka Biosciences, Inc.	May 11, 2016

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us. We look forward to working with you on this transaction.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Christopher D. Jennings
	Name:	Christopher D. Jennings
	Title:	Managing Director

By:	/s/ Adam Stormoen
	Name:	Adam Stormoen
	Title:	Director

Accepted as of the date first above written:

ROKA BIOSCIENCE, INC.

By:	/s/ Paul G. Thomas
	Name:	Paul G. Thomas
	Title:	Chief Executive Officer

EXHIBIT I

Indemnification Provisions
The Company agrees to indemnify and hold harmless the Agent (as defined above) and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (each such Agent and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth of the services contemplated by or the engagement of Roth pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company; provided that such amounts shall be promptly refunded to the Company in the event that any Indemnified Party is found to have engaged in gross negligence, bad faith or willful misconduct in connection with such action or claim. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld, delayed or conditioned); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from an Indemnified Party’s willful misconduct, bad faith or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of the Agent pursuant to, or the performance by the Agent of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from an Indemnified Party’s willful misconduct, bad faith or gross negligence.
Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay the reasonable fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.
If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one

Appendix I-1

hand, and the Agent on the other hand, of the Private Placement as contemplated whether or not the Private Placement is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and the Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and the Agent of the Private Placement as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with the Private Placement bear to the fees paid or to be paid to the Agent under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that, except in the case of the gross negligence, bad faith or willful misconduct of the Agent, the Agent, in the aggregate, shall not be required to contribute any amount in excess of the amount by which fees paid to the Agent hereunder (excluding reimbursable expenses), exceeds the amount of any damages which the Agent have otherwise been required to pay.
The Company agrees that without Roth’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Roth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.
In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse the Agent on a monthly basis for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.
If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Appendix I-2

EXHIBIT II
OrbiMed and its affiliates
New Enterprise Associates (NEA) and its affiliates
TPG and its affiliates

Appendix I-3

EXHIBIT III
Sightline Partners
Casdin Capital
Warburg Pincus
Craig Drill
Seth Rudnick
Special Situations Fund

Appendix I-4

August 22, 2016
STRICTLY CONFIDENTIAL
Mr. Paul G. Thomas
Chief Executive Officer
Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
Re:    Engagement Letter Amendment
Dear Mr. Thomas:
Reference is made to that certain engagement letter agreement, dated May 11, 2016 (the “Engagement Letter”), by and between Roth Capital Partners, LLC (“ROTH”) and Roka Bioscience, Inc. (the “Company”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Engagement Letter.

By their signatures below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to Section 9 of the Engagement Letter, the Company and ROTH hereby agree to amend the Engagement Letter as follows:

1.
The definition of Engagement Period in Section 1 of the Engagement Letter is hereby amended to extend the final date of the Engagement Period from August 11, 2016 to October 15, 2016. The Company acknowledges and agrees that ROTH has been duly authorized to act, and has served in good standing, as the Company’s exclusive placement agent for the Private Placement pursuant to the terms of the Engagement Letter during the period August 11, 2016 through the date of execution hereof.

2.	Section 5 of the Engagement Letter is hereby amended to delete the date “November 30, 2016” appearing in such section and replacing such date with “January 31, 2017.”

3.
The Company hereby represents and warrants that the person executing this amendment on behalf of the Company has been duly authorized by the board of directors of the Company to enter into this amendment and to bind the Company thereby.

Except as amended and modified hereby, the Engagement Letter shall remain unchanged and in full force and effect.

[Signature Page Follows]

ROTH CAPITAL PARTNERS, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | 800.678.9147 | www.roth.com | Member SIPC/FINRA

Roka Bioscience, Inc.
August 22, 2016

Please confirm that the foregoing represents our agreed amendment to the Engagement Letter by signing and returning to us a copy of this letter. This amendment to the Engagement Letter may be executed in counterparts and by facsimile or other electronic transmission.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Christopher D. Jennings
	Name:	Christopher D. Jennings
	Title:	Managing Director

By:	/s/ Adam Stormoen
	Name:	Adam Stormoen
	Title:	Director

Accepted as of the date first above written:

ROKA BIOSCIENCE, INC.

By:	/s/ Paul G. Thomas
	Name:	Paul G. Thomas
	Title:	Chief Executive Officer

ROTH CAPITAL PARTNERS, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | 800.678.9147 | www.roth.com | Member SIPC/FINRA